Exhibit 24.1
     The undersigned constitutes and appoints SCOTT C. GROUT and BRIAN J. BRONSON, and each of them, as the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign the RadiSys Corporation Annual Report on Form 10-K for the year ended December 31, 2006 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each of them, full power and authority to do any and all acts and things necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ C. SCOTT GIBSON C. Scott Gibson	Chairman of the Board and Director	February 22, 2007

/s/ KEN BRADLEY Ken Bradley	Director	February 22, 2007

/s/ RICHARD J. FAUBERT Richard Faubert	Director	February 26, 2007

/s/ DR. WILLIAM W. LATTIN Dr. William W. Lattin	Director	February 27, 2007

/s/ KEVIN C. MELIA Kevin C. Melia	Director	February 25, 2007

/s/ CARL NEUN Carl Neun	Director	February 26, 2007

/s/ LORENE K. STEFFES Lorene K. Steffes	Director	February 23, 2007